Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into on October 31, 2003 between RUTH’S CHRIS STEAK HOUSE, (hereinafter referred to as the “Employer”), and GEOFF STILES, (hereinafter referred to as the “Employee”).

The parties hereto agree upon the following terms of employment of Employee by Employer.

1. Term. The term of this Employment Agreement shall begin on November 3, 2003, and continue for a term of three years, up to and including, November 3, 2006. Amendments to this Agreement may be made at any time upon mutual written consent of the Employer and the Employee.

2. Duties. Employee shall be employed in the position of Executive Vice-President. The Employee will advance the best interests of the Employer at all times during the term of employment and shall at all such times faithfully, industriously and to the best of his ability, perform all duties as may be required of him by virtue of his title and position and in accordance with the job description for his title and position as established by the Employer’s Board of Directors and/or its Designee from time to time. The Employee shall comply with any and all written personnel policies and employment manuals of the Employer in the conduct of his duties.

3. Extent of Service. Employee shall devote his full time and best efforts to the performance of his duties. Employee shall not engage in any business or perform any services in any capacity that would, in the judgment of the Employer, interfere with the full and proper performance by Employee of his duties.

4. Compensation.

a. Salary. For all duties to be performed by Employee in any capacity hereunder, Employee shall receive an initial annual salary of $250,000. Employee may be subject to annual reviews, salary adjustments and incentive plans as determined in the sole discretion of the Board of Directors and/or its Designee.

5. Benefits

a. Vacation/Leave - Employee shall be entitled to three (3) weeks of paid vacation per calendar year, with normal sick and holiday leave as defined by Employer’s policies.

b. Benefit Plan - Employee shall be eligible to participate in the Health and Welfare Plans provided by Employer.

c. Retirement Benefits - Employee will be eligible for all applicable retirement benefits offered by Employer.

f. Where applicable, Employee should refer to the Summary Plan Description for a complete and detailed explanation of the benefits described in this paragraph. Employee understands that the Summary Plan Description is the controlling document as to the nature of, and entitlement to, these benefits.

h. Reimbursement of Expenses - Employer agrees to reimburse Employee for any and all reasonable and appropriate Employer-related expenses (as determined by Employer) paid by Employee in furtherance of his duties under this Employment Agreement, including, but not limited to, travel expenses, entertainment expenses and automobile expenses, upon submission of proper accounting records for such expenses. Employer agrees to reimburse Employee for in-transition living expenses and moving expenses, including any penalties incurred in voiding Employee’s lease in San Antonio (up to a maximum of $1,800), moving costs from San Antonio to New Orleans (up to a maximum of $1,000), costs for temporary housing through March 31, 2004 (up to a maximum of $7,000), expenses for moving household goods from Phoenix to New

Orleans (up to a maximum of $20,000), and closing costs on Employee’s new home in the New Orleans area (up to a maximum of $10,000).

6. Disability or Incapacity of Employee.

If, for a period of ninety (90) consecutive days during the term of this Employment Agreement, Employee is disabled or incapacitated for mental, physical or other cause to the extent that he is unable to perform his duties as herein contemplated during said ninety (90) consecutive days, Employer shall immediately thereafter have the right to terminate this Employment Agreement upon providing ten (10) days written notice to Employee and shall be obligated to pay Employee compensation due him under Paragraph 4 of this Employment Agreement, up to the effective date of said termination. The right of termination in this section in no way affects or diminishes other rights of termination as stated in this Employment Agreement.

7. Termination.

a. Notwithstanding any other provision hereof, this Employment Agreement shall be terminated immediately upon the death or disability of Employee or Employee’s discharge upon good faith and sufficient cause. The term “disability” is described in Paragraph 6 of this Employment Agreement.

b. For purposes of this Agreement, “good faith and sufficient cause” shall include:

(1) Dishonesty detrimental to the best interests of Employer;

(2) Refusal or failure by Employee to perform his duties, as determined in the sole discretion of the Board of Directors and/or its Designee.

(3) Misuse of funds of Employer;

(4) Any conduct which violates any local, state or federal law;

(5) Any conduct involving personal dishonesty, misconduct or breach of fiduciary duty; or

(6) Violation of any of the provisions of paragraphs 2, and 7 hereunder.

c. Should Employer terminate this Agreement for good and sufficient cause, then Employee is entitled to no more than his salary through the date of termination and any unused vacation days.

d. Employer reserves the right to terminate this Agreement without good faith and sufficient cause, as defined in paragraph 7(b). However, in the event that occurs, then Employee will receive twelve (12) months severance at the current salary rate in return for Employee executing a severance agreement and waiver and release prepared by the Employer.

e. Employee understands that should Employee terminate this Employment Agreement, Employee is entitled to no more than his salary through the date of termination and any unused vacation days.

8. Disclosure of Information. Employer understands and agrees that Employee needs access to certain Employer information to properly perform the duties of Executive Vice President. Employee agrees that he will not, during employment or any time after termination of employment hereunder, without authorization of Employer, disclose to, or make use of for himself or for any person, corporation or other entity, any files, videos, trade secrets, papers, photographs, presentations, recipes, specifications, drawings, salary structures, sources of income, business plans, minutes of meetings, contractual arrangements, or other confidential information concerning the business, clients, methods, operations, financing or services of Employer. Trade secrets and confidential information shall mean information disclosed to Employee or known by him as a consequence of his employment by Employer, whether or not pursuant to this Employment Agreement, and not generally known to the restaurant industry.

9. Surrender of Books and Records. Employee acknowledges that all files, lists, books, records, photographs, videotapes, slides, specifications, drawings or any other materials used or created by Employee or used or created by Employer in connection with the conduct of its business, shall at all times remain the property of Employer and that upon termination of employment hereunder, irrespective of the time, manner or cause of termination, Employee will surrender to Employer all such files, lists, books, records, photographs, videotapes, slides, specifications, drawings or any other materials.

10. Severability. If any provision of this Employment Agreement shall be held invalid or unenforceable, the remainder of this Employment Agreement shall, nevertheless, remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

11. Notice. All notices required to be given under the terms of this Employment Agreement shall be in writing, shall be effective upon receipt, and shall be delivered to the addressee in person or mailed by certified mail, returned receipt requested:

If to Employer, addressed to:

Mr. Jeff Conway

RCSH Operations, LLC

Corporate Office

3321 Hessmer Avenue

Metairie, LA 70002

If to Employee, addressed to:

Mr. Geoff Stiles

9412 North Broken Bow

Fountain Hills, Arizona 85268

or such other address as a party shall have designated for notices to be given to him or it by notice given in accordance with this paragraph.

12. Assignment. This Employment Agreement shall be non-assignable by either party hereto without the prior written consent of both parties. Any attempted assignment hereof without such prior written consent shall be null and void.

13. Waiver. The waiver by either party of any breach or violation of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof.

14. Governing Law and Resolution of Dispute. This contract shall be governed by and construed in accordance with the laws of or applicable to the State of Louisiana. Any dispute, controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be resolved by arbitration conducted in accordance with the rules then existing of the American Arbitration Association, applying the substantive law of the State of Louisiana. The parties further agree that any such arbitration shall be conducted in Jefferson Parish, Louisiana.

15. Entire Agreement. This Employment Agreement contains the entire agreement between the parties hereto. No change, addition or amendment shall be made except by written amendment signed by the parties hereto.

16. Binding Effect. Each and every one of the terms, conditions and covenants contained herein shall be binding on and inure to the benefit of the respective parties hereto, their heirs, succession representatives, transferees, successors and assigns. This Agreement is effective for all purposes on October 31, 2003.

IN WITNESS WHEREOF the parties have executed this Employment Agreement on this day and year first written above.

RUTH’S CHRIS STEAK HOUSE, INC.

/s/ Geoffrey Stiles	/s/ Thomas J. Pennison, Jr.
Geoffrey Stiles	Thomas J. Pennison, Jr. Vice-President of Finance

10/31/03	10/31/03
Date	Date